                                                                             EXHIBIT  12.1




                                TOYOTA MOTOR CREDIT CORPORATION

                      CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES<F1>


                                                 Three Months Ended          Nine Months Ended
                                                      June 30,                    June 30,
                                                 ------------------          ------------------
                                                 1995          1994          1995          1994
                                                 ----          ----          ----          ----
                                                              (Dollars in Millions)

Consolidated income
   before income taxes......................     $ 76          $ 65          $224          $216
                                                 ----          ----          ----          ----
Fixed charges:
   Interest.................................      189           125           525           347
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)............................        1             1             3             2
                                                 ----          ----          ----          ----

Total fixed charges.........................      190           126           528           349
                                                 ----          ----          ----          ----
Earnings available
   for fixed charges........................     $266          $191          $752          $565
                                                 ====          ====          ====          ====

Ratio of earnings to
   fixed charges<F2>........................     1.40          1.52          1.42          1.62
                                                 ====          ====          ====          ====

- -----------------

<F1>     TMCC did  not  receive any  financial  support from TMS during the three months or nine months ended June 30, 1995 and 1994.

<F2>     In March 1987,  TMCC  guaranteed  payments of  principal  and  interest on  $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility
         of an affiliate.   As of June 30, 1995,  TMCC has  not  incurred any  fixed  charges in connection with  such  guarantee and  no amount is included in any ratio of earnings to fixed charges.

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